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                                                                     EXHIBIT 66


                                                               Project Mercury
-------------------------------------------------------------------------------





PROJECT MERCURY


STRATEGY AND PRELIMINARY VALUATION DISCUSSION


MARCH 18, 1997




                                     HIGHLY
                                  CONFIDENTIAL              [SMITH BARNEY LOGO]

                                                                PROJECT MERCURY
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TABLE OF CONTENTS


        1       SUMMARY OVERVIEW

        2       RECENT TRADING ANALYSIS

        3       RISK FACTORS OF INITIATING A HOSTILE TAKEOVER PROPOSAL

        4       WHITE KNIGHT ANALYSIS

        5       TAKEOVER STRATEGY REVIEW

        6       DECISION TREE ANALYSIS

                  A. PROPOSED MERCURY MEETING AGENDA

        7       EXHIBITS - UPDATED VALUATION

                  A. EXPLORATION AND PRODUCTION SEGMENT

                  B. PETROLEUM PRODUCTS SEGMENT

                  C. QUICK LUBE SEGMENT


HIGHLY CONFIDENTIAL                                         [SMITH BARNEY LOGO]
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        SUMMARY OVERVIEW









HIGHLY CONFIDENTIAL                                          [SMITH BARNEY LOGO]
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                                                                PROJECT MERCURY
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PRELIMINARY MERCURY VALUATION

    BREAKDOWN BY BUSINESS SEGMENT
    -------------------------------------------------------------------------------------------
                                                    MULTIPLE RANGE     IMPLIED ENTERPRISE VALUE
                                                    --------------     ------------------------
                                         RESULT     LOW       HIGH     LOW                 HIGH
    -------------------------------------------------------------------------------------------
    U.S. E&P OPERATIONS
       EBITDA                    1997     $590       4.3x     10.6x    $2,537            $6,254
                                 1998      624       4.0       9.3      2,496             5,803

       Average

    INTERNATIONAL E&P OPERATIONS
       Net Asset Value

       Average

    PENN UNION GAS MARKETING
       Average

    PRODUCTS COMPANY
       EBITDA                    1997     $132       5.1x     11.6x    $  675            $1,535
                                 1998      141       6.5       8.5        917             1,199
       EBIT                      1997       94       9.2      14.5        864             1,362
                                 1998      106       8.7      14.0        922             1,484

       Average

    JIFFY LUBE INTERNATIONAL
       EBITDA                    1997     $ 41       6.4x     10.6x    $  264            $  437
                                 1998       42       5.1       9.3        212               386
       EBIT                      1997       21       8.9      14.4        190               308
                                 1998       24       7.3      14.2        172               334

       Average

    CHEVRON STOCK AND MARKETABLE SECURITIES
       Market Value(1)                    $1,532     1.0x      1.0x    $1,532            $1,532

       Total Ent. Value


    BREAKDOWN BY BUSINESS SEGMENT
    ---------------------------------------------------------------------------
                                          CHOSEN MULTIPLES      EST. ENT VALUE
                                          ----------------      --------------
                                          LOW         HIGH      LOW       HIGH
    ---------------------------------------------------------------------------
    U.S. E&P OPERATIONS
       EBITDA                    1997     5.5x        6.0x      $3,269  $3,564
                                 1998     5.0         5.5        3,145   3,457
                                                                --------------
       Average                                                  $3,207  $3,510

    INTERNATIONAL E&P OPERATIONS
       Net Asset Value                                          $  400  $  500
                                                                --------------
       Average                                                  $  400  $  500

    PENN UNION GAS MARKETING
       Average                                                       0       0

    PRODUCTS COMPANY
       EBITDA                    1997     7.6x        8.4x      $1,005  $1,111
                                 1998     7.3         8.1        1,031   1,140
       EBIT                      1997    12.7        14.1        1,195   1,321
                                 1998     9.3        10.3          987   1,091
                                                                --------------
       Average                                                  $1,055  $1,166

    JIFFY LUBE INTERNATIONAL
       EBITDA                    1997     6.5x        7.1x      $  266  $  294
                                 1998     6.1         6.7          252     279
       EBIT                      1997     9.0        10.0          193     213
                                 1998     7.8         8.6          183     203
                                                                --------------
       Average                                                  $  224  $  247

    CHEVRON STOCK AND MARKETABLE SECURITIES
       Market Value(1)                    1.0x       1.0x       $1,532  $1,532
                                                                --------------
       Total Ent. Value                                         $6,417  $6,955


(1) 18.1 million shares of Chevron at $67.375 as of 3/14/97, $34.4 million of cash, $48.9 million of notes receivable and $51.5 million of marketable securities as of 12/31/96, and 3,311,921 outstanding options exercised at the weighted average exercise price of $54.20.

MERCURY TOTAL ENTERPRISE VALUE HAS DECREASED NOMINALLY SINCE OUR FIRST
VALUATION.

HIGHLY CONFIDENTIAL                                          [SMITH BARNEY LOGO]
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PRELIMINARY MERCURY VALUATION (Cont'd)

--------------------------------------------------------------------------------------------------------------------
                                                                                                       MKT VALUE PER
                                                       SEGMENT                                         FULLY-DILUTED
                                 EST. ENT. VALUE       DEBT OR                       MKT VALUE           SHARE(4)
                                 ----------------       SHARE                    -----------------------------------
                                   LOW      HIGH      SURRENDERED    EST. TAXES    LOW      HIGH      LOW      HIGH
--------------------------------------------------------------------------------------------------------------------
U.S. E&P Operations              $3,207    $3,501      ($1,311)           --      $1,895   $2,199    $37.79   $43.84
International E&P Operations        400       500          --             --         400      500      7.98     9.97
Penn Union Gas Marketing            --        --           --             --         --       --       --       --
Products Company                  1,055     1,166          --             --       1,055    1,166     21.03    23.25
Jiffy Lube International            224       247           (7)           --         217      240      4.32     4.79
Chevron Stock(1)                  1,218     1,218       (1,218)           (99)       (99)     (99)    (1.97)   (1.97)
Cash, Marketable Securities and     135       135          --             --         135      135      2.69     2.69
  Notes Receivable(2)
Cash from Exercised Options(3)      180       180          --             --         180      180      3.58     3.58
                                 ------    ------       ------          ------    ------   ------    ------   ------
TOTAL                            $6,417    $6,955      ($2,536)          ($99)    $3,782   $4,320    $75.41   $86.14

(1) 18.1 million shares of Chevron at $67.375 as of 3/14/97.
(2) Includes $34.4 million of cash, $48.9 million of notes receivable and $51.5 million of marketable securities as of 12/31/96.
(3) 3,311,921 outstanding options exercised at the weighted average exercise price of $54.20.
(4) 50,151,478 fully-diluted shares outstanding as of 01/31/97.


A FULL BREAK-UP VALUE OF THE SEGMENTS OF MERCURY JUSTIFIES A VALUATION IN THE MID $80'S




HIGHLY CONFIDENTIAL                                         [SMITH BARNEY LOGO]
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        RECENT TRADING ANALYSIS








HIGHLY CONFIDENTIAL                                          [SMITH BARNEY LOGO]
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                                                                 PROJECT MERCURY
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RECENT MERCURY NEWS

* MARCH 14, 1997 - REDEMPTION OF 9% DEBENTURES - Mercury announced the redemption of $38.5 million of senior debentures via the company's call option at 104.5% of par value.

* FEBRUARY 27, 1997 - MERCURY SETTLES OIL SPILL COMPLAINT - Mercury agreed to pay penalties of $867,000 to settle federal environmental complaints regarding a series of more than 100 small oil spills from pipelines in West Virginia and Pennsylvania which had occurred between 1993 and 1996.

* FEBRUARY 26, 1997 - MERCURY AND COASTAL CORP. ARE NAMED IN A RACIAL DISCRIMINATION LAWSUIT - Mercury and Coastal Corp. are named in racial discrimination lawsuits filed by the law firm of Bernstein, Litowitz, Berger & Grossman, which handled a discrimination suit against Texaco Inc. during 1996. The plaintiffs claim the companies limited opportunities for minority workers and are suing for $300 million from Mercury and $400 million from Coastal.

* FEBRUARY 21, 1997 - GERALD SMITH NOMINATED TO MERCURY BOARD - Mercury announced that Gerald B. Smith will be nominated to serve a three-year term on Mercury's board of directors. Gerald Smith is chairman, chief executive officer and co-founder of Smith, Graham & Co., a fixed income investment management firm.

* FEBRUARY 11, 1997 - STEPHEN CHESEBRO NAMED EVP OF MERCURY AND HEAD OF OIL AND GAS EXPLORATION UNIT - Mercury announced that Stephen Chesebro, 55, has been named head of the company's oil and gas exploration unit. Mr. Chesebro was chief executive of Tenneco Energy, Tenneco's natural gas pipeline business. He left in December after Tenneco Energy was sold to El Paso Energy Company.

THERE HAVE BEEN RECENT CHANGES IN MERCURY'S MANAGEMENT, MOST NOTABLY IN THE COMPANY'S OIL AND GAS SEGMENT.


HIGHLY CONFIDENTIAL                                        [SMITH BARNEY LOGO]
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RECENT MERCURY NEWS (CONT'D)


* FEBRUARY 5, 1997 - MERCURY ANNOUNCES 1996 RESULTS - Mercury announces net income of $134 million, or $2.88 per share, compared to a net loss of $305 million, or $6.60 per share for 1995. 1995 results reflect $297 million in after-tax charges resulting from the adoption of new accounting standards.

* JANUARY 27, 1997 - MERCURY BEGINS OIL EXPLORATION IN THE PERSIAN GULF OFF QATAR COAST - Mercury announced that it has begun exploration work on Block 7, off of the coast of Qatar. Mercury has committed to drill four wells and to complete geologic surveys on the area, which covers about 2,850 square kilometers.

* JANUARY 27, 1997 - MERCURY IS AWARDED OIL CONCESSION IN EGYPT - Mercury is awarded Block E, the West Beni Suef exploration block in Egypt's western desert. Mercury has committed to spend $7 million to acquire 2-D seismic on the block and to drill three exploration wells within three years of official approval. Including the latest award, Mercury now has five exploration blocks in Egypt covering a total of 9.2 million acres.

* JANUARY 27, 1997 - MERCURY AND ENTERPRISE OIL DISCOVER CRUDE OIL IN THE GULF OF MEXICO - Mercury and Enterprise Oil plc, announced a crude oil discovery in the Garden Banks 161 No. 1 well. Garden Banks 161, located in the deep water of the Gulf of Mexico is operated by Mercury. More than 220 feet of potentially productive sand was logged in three separate intervals.


MERCURY IS ACTIVELY PROMOTING ITS EXPLORATION ACTIVITIES.


HIGHLY CONFIDENTIAL                                          [SMITH BARNEY LOGO]
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                                                                 PROJECT MERCURY
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RECENT MERCURY NEWS (Cont'd)

        * JANUARY 27, 1997 - MERCURY APPROVES 1997 CAPITAL BUDGET OF $460 MILLION - Mercury has approved a 1997 capital budget of $460 million. $338 million is targeted towards the oil and gas segment, $98 million on motor products and refined products and $24 million on franchise operations and other projects. The 1997 budget includes an increase of $26 million in oil and gas spending. The increase will be offset by an anticipated $134 million decline in capital spending on motor oil and refined products, primarily due to the completion of the upgrade of Mercury's Atlas refinery.

        *       JANUARY 13, 1997 - THOMAS HAMILTON MOVES TO ENSERCH
                EXPLORATION - Thomas Hamilton, 53, former president and Mercury employee of 5 years is named chairman, president and chief executive officer of Enserch Exploration.

        * JANUARY 13, 1997 - IGOR EFFIMOFF JOINS MERCURY AS PRESIDENT OF MERCURY CASPIAN CORPORATION - Mr. Effimoff was formerly chief executive officer of Larmag Energy N.V., which operates producing fields in the Caspian Sea. Mr. Effimoff has 25 years of exploration and production experience with major oil companies in central Asia.

        * JANUARY 10, 1997 - PAUL KEYES JOINS MERCURY AS SENIOR VICE PRESIDENT - EXPLORATION AND PRODUCTION - Paul Keyes most recently served as senior advisor to Pepso and is a former senior manager at Exxon Corporation. Mr. Keyes has been active in the exploration and production business for over 35 years. Mr. Keyes replaces David Henderson in this position.


MERCURY'S CAPITAL BUDGET IS HEAVILY WEIGHTED TOWARDS OIL AND GAS OPERATIONS.

THOMAS HAMILTON LEAVES FOR ENSERCH EXPLORATION.




                                                             [SMITH BARNEY LOGO]
HIGHLY CONFIDENTIAL
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                                                                 PROJECT MERCURY
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MERCURY PRICE PERFORMANCE


MERCURY HAS SIGNIFICANTLY OUTPERFORMED BOTH THE SMALL INTERGRATEDS AND THE LARGE CAP INDEPENDENT EXPLORATION AND PRODUCTION COMPANIES DURING 1996.

MERCURY'S STRONG PERFORMANCE IN 1996 MARKS A TURNAROUND FROM THE COMPANY'S HISTORY OF LAGGING THE MARKET.

SINCE OUR LAST MEETING AT THE END OF JANUARY, THE E&P COMP INDEX HAS DECLINED IN VALUE BY 13%.


                                 [LINE CHART]




                                 [LINE CHART]



                                                             [SMITH BARNEY LOGO]
HIGHLY CONFIDENTIAL
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                                                                 PROJECT MERCURY
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LAST TWELVE MONTH'S EXCHANGE RATIO


                                  [LINE GRAPH]

                                                        OVER THE LAST TWELVE
                                                        MONTHS MERCURY'S
                                                        VALUE HAS APPRECIATED
                                                        CONSIDERABLY
                                                        COMPARED TO
                                                        UNICORN'S.


                                                        OVER THE LAST MONTH,
                                                        UNICORN'S COMPARATIVE
                                                        VALUE HAS INCREASED
                                                        OVER 20%.




HIGHLY CONFIDENTIAL                                        [SMITH BARNEY LOGO]
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RISK FACTORS OF INITIATING A HOSTILE TAKEOVER PROPOSAL


                                 [LINE GRAPH]


                                                             [SMITH BARNEY LOGO]
                                                             HIGHLY CONFIDENTIAL
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RISK FACTORS OF INITIATING A HOSTILE TAKEOVER


o       Forces an auction at the highest price

o       Many defenses exist
        -      Poison pill
        -      Staggered Board
        -      Change of control arrangements
        -      Preemptive spin-off of retail/products business

o       Many White Knights exist

o       Adverse impact on social issues
        -      "Anyone but Unicorn"

o       Breakup fee - $100mm

o Impact on Unicorn's reputation and ability to do future friendly acquisitions
        -      "Oscar Wyatt" syndrome

o       Potential impact on Unicorn's market value
        -      May imply an inability to do deals on a friendly basis


             A HOSTILE BID MAY PRODUCE UNFAVORABLE CONSEQUENCES.


HIGHLY CONFIDENTIAL                                          [SMITH BARNEY LOGO]


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RISK FACTORS OF INITIATING A HOSTILE TAKEOVER (CONT'D)

OVERVIEW OF DEFENSE POSITION

------------------------        --------------          ---------       ------------------------------------------------------------
                                                        EFFECT ON
STRUCTURAL DEFENSE              MERCURY STATUS          MERCURY         COMMENTS
------------------------        --------------          ---------       ------------------------------------------------------------
Rights Plan                     Yes                     Pos.            Forces acquiror to deal directly with the Board. Buys time to evaluate strategic alternatives. Installed 10/94. 15%
                                                                        threshold - $140 exercise price.

Staggered Board                 Yes                     Pos.            Prevents a hostile raider from quickly executing a strategy to obtain control of Board. 3 Classes.

Calling a Special Meeting       No                      Pos.            May only be called by 4 Directors, the Board, Chairman,
                                                                        Executive Committee, Chairman of the Executive Committee
                                                                        or President.

Action by Written Consent       No                      Pos.            Any action to be taken by shareholders must be effected at a duly called annual or special meeting.

Board Removal Limitations       Yes                     Neutral         Any director or the entire Board may be removed for cause by the affirmative vote of the simple majority of voting power.

Supermajority Provisions        Yes                     Pos.            Supermajority requirements (80%) for alteration of certain parts of the by-laws, mergers or consoidations and for
                                                                        liquidation.

Board Flexibility               Yes                     Neg.            Number of Directors is to be set at 11, but this can be
                                                                        amended by affirmative vote of a simple majority of the
                                                                        voting power or by simple majority of the Board.

Amendments to Articles of       Yes                     Neg.            The Bylaws and Articles of Incorporation may be amended
Incorporation and By-laws                                               or rescinded by the affirmative vote of at least 50.1% of
                                                                        the voting power (with the exception of article six). The
                                                                        Board is authorized to amend, supplement or repeal the
                                                                        by-laws.

Change of Control               Yes                     Pos.            Effective mechanism to promote the retention of important
Arrangements                                                            executives during the period of uncertainty created by a
                                                                        potential change in control transaction.

State of Incorporation          Del                     Pos.            Restrictions on business combination, fair price provisions;
                                                                        strong case law.

Insider Holdings                Low                     Neg.            Small percentage of insider holdings (1.6%).


                                 MERCURY HAS A
                               RELATIVELY STRONG
                               DEFENSE POSITION.



HIGHLY CONFIDENTIAL                                          [SMITH BARNEY LOGO]
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                                                               PROJECT MERCURY
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RISK FACTORS OF INITIATING A HOSTILE TAKEOVER (Cont'd)

        EXAMPLE OF PREEMPTIVE SPIN-OFF DEFENSE: UNITED DOMINION INDUSTRIES, LTD./COMMERCIAL INTERTECH, INC.

        o On June 27, 1996, United sends a "bear hug" letter to Commercial Intertech CEO Paul Powers offering $27 per share.

        o United simultaneously files legal challenge to Ohio takeover law and prepares to solicit Commercial Intertech shareholders for a special meeting.

        o Commercial Intertech initiates plan to buy back 2.5 million shares.

        o Commercial Intertech votes to accelerate its planned spin-off of Cuno inc., a fluid filtration business

                o Since a United takeover would violate the IRS "continuity of interest" requirement, the spin-off would be taxable to both Commercial Intertech's shareholders and United, as the new parent.

                o The taxable gain would be significant because the value of the stock distributed exceeded the basis of the assets.

                o United would have to pay the full tax burden of the spin-off while purchasing none of the assets of Cuno.

        o United raises its bid to $30 per share, a 57% premium over the pre-bid price.

        o       Ohio courts rule in favor of Commercial Intertech

                o Upholds Ohio law excluding shareholders who paid more than
                  $250,000 for Commercial Intertech shares after the offer was announced from voting for the transaction, thereby blocking the arbitrageurs.

                o Ruled against United's petition to block the spin-off until a special meeting could be held.

        o       United withdraws its offer after only 39 days.


COMMERCIAL INTERTECH SUCCESSFULLY DEFENDED ITSELF FROM UNITED'S BEAR HUG LETTER BY SPINNING OFF CUNO INC.

HIGHLY CONFIDENTIAL                                        [SMITH BARNEY LOGO]

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                                                                PROJECT MERCURY
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        TAKEOVER STRATEGY REVIEW











HIGHLY CONFIDENTIAL                                         [SMITH BARNEY LOGO]
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REVIEW OF TAKEOVER STRATEGIES

FRIENDLY

  Friendly Approach

    Friendly Approach - with Threat of Unilateral Action

      "Bear Hug" - with Friendly Only and Confidentiality Clause

        "Bear Hug" - with Confidentiality Clause

          "Bear Hug" - With Public Disclosure, Intention to consider Proxy
            Contest

            "Bear Hug" - with Public Disclosure, Short Fuse, & Cash
              Tender/Exchange Offer

                Unilateral Cash Tender or Exchange Offer, combined with a Proxy
                  Offer

                    HOSTILE


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                                                                PROJECT MERCURY
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Review of Takeover Strategies (Cont'd)

        I.      FRIENDLY APPROACH

        * Verbal expression of interest, but more specific about a proposed merger:

                o       Friendly, negotiated merger
                o Offer price at a significant premium to current market price levels

        *       Request due diligence review of non-public information

        *       Agree to be bound by confidentiality and standstill agreements

        * Patient, deliberate approach - no deadlines or need for hasty decisions


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                                                                PROJECT MERCURY
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Review of Takeover Strategies (Cont'd)

        II.     FRIENDLY APPROACH WITH THREAT OF UNILATERAL ACTION

        * Verbal expression of interest, but more specific about a proposed merger:

                o       Friendly, negotiated merger
                o Offer price at a significant premium to current market price levels

        *       May suggest a range of offer values

                o       To pressure Mercury on fiduciary duty
                o To demonstrate to Mercury seriousness of Unicorn's interest
                o       To convince Mercury that Unicorn is not going away

        *       Request due diligence review of non-public information

        *       Agree to be bound by confidentiality and standstill agreements

        *       Patient, deliberate approach - to a point...

        * After allowing Mercury a reasonable time period to consider the Unicorn expression of interest, verbally indicate that Unicorn remains:

                o       Strategically motivated,
                o       Prepared to offer a full and fair price, and
                o Determined to proceed with the combination [even if Unicorn is forced to initiate the deal on its own]
                o Indicate Unicorn's Board fully and unanimously supports this view

HIGHLY CONFIDENTIAL                                         [SMITH BARNEY LOGO]

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                                                                PROJECT MERCURY
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Review of Takeover Strategies (Cont'd)

        III.    BEAR HUG WITH FRIENDLY ONLY AND CONFIDENTIALITY CLAUSES

        *       Formal, specific written merger proposal

                o       Confirmation of Unicorn Board approval
                o Specific offer price per share and/or fixed exchange ratio, at a significant premium to current market price
                o Specific form of consideration, based on best structure for Unicorn and for successful consummation of a Transaction

        * Highly conditional proposal: Unicorn's merger proposal is subject to:

                o Mercury's Board approval ("Friendly Only") - a major weakness
                o Mercury maintaining "Confidentiality", with no press release by Mercury
                        - not enforceable
                        - Mercury may reach its own conclusion regarding legal
                          obligation to disclose
                        - the decision to disclose is Mercury's decision and
                          action, not Unicorn's
                o       Satisfactory completion of due diligence review

        *       Other variations

                o       Short and terse, versus long and "friendly"
                        - the latter setting the foundation for proxy contest
                          arguments, and highlighting fiduciary duty themes
                o Offer price is subject to upward revision, if Mercury can demonstrate the basis for higher value

        *       Request a timely and prompt response


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                                                                PROJECT MERCURY
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REVIEW OF TAKEOVER STRATEGIES (CONT'D)

        IV.     BEAR HUG WITH CONFIDENTIALITY CLAUSE

        *       Formal, specific written merger proposal

                o       Confirmation of Unicorn Board approval
                o Specific offer price per share and/or a fixed exchange ratio, at a significant premium to current market price
                o Specific form of consideration, based on best structure for Unicorn and for successful consummation of a Transaction

        * Less conditional proposal: Unicorn's merger proposal is subject to:

                o Absence of the "Friendly Only" conditions presents threat of unilateral action if Mercury rejects proposal
                o Mercury maintaining "Confidentiality", with no press release by Mercury - not enforceable, Mercury's decision
                o       Satisfactory completion of due diligence review

        *       Other variations

                o Short and terse, versus long and "friendly", the latter setting the foundation for proxy contest arguments, and highlighting fiduciary duty themes
                o Offer price is subject to upward revision, if Mercury can demonstrate the basis for higher value

        *       Request a timely and prompt response

        * After appropriate time period, Unicorn determines whether to "go public" with a new bear hug letter and press release


HIGHLY CONFIDENTIAL                                          [SMITH BARNEY LOGO]


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REVIEW OF TAKEOVER STRATEGIES (Cont'd)                          PROJECT MERCURY
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           V. BEAR HUG WITH PUBLIC DISCLOSURE, INTENTION TO CONSIDER A PROXY
              CONTEST

           o Submission of a written, legally disclosable merger proposal containing all offer terms and conditions set forth above
              o Still intended to be a negotiated transaction with a "bump" in offer price to agree to a merger
              o Frequently preceded by a program of stock accumulation to defray costs

           o Sometimes accompanied by a public statement of intentions to consider potential tender offer and/or proxy contest, although such statement of intentions usually follows initial bear hug, refection and increased pressure on Mercury

           o Public disclosure causes events to occur outside of Unicorn's control
              o May trigger Mercury decision to explore auction feasibility to maximize value
              o White knights start work, analysis, dialogue with Mercury and its financial advisors
              o Regulatory attention begins and some form of intervention is likely
              o Unicorn's common stock price will likely be depressed due to uncertainty

           o If Mercury rejects proposal due to determination that (i) the offer is inadequate, (ii) now is not the time to sell, or (iii) Mercury is not for sale, Mercury attempts to call Unicorn's bluff, forcing Unicorn to make the next move: retreat or bid



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REVIEW OF TAKEOVER STRATEGIES (Contd)                           PROJECT MERCURY
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           o  Proxy contest
              o  Weak threat in face of a staggered board of directors
                 - Two successful proxy contests needed to "control" the Board
                 - Even in victory, agenda of Unicorn's slate of directors is tricky; can backfire
                 - Truly, a pressure tactic, rather than a real change of
                   control mechanic
           o Threat of proxy contest will force Mercury to consider Unicorn proposal more seriously
           o Mercury will be advised that Mercury shareholder criticism of management Board entrenchment will lose against the Unicorn platform: sell Mercury to maximize value for all Mercury shareholders
           o  Mercury is vulnerable
           o  Unicorn posture
                 - Unicorn as a prospective buyer
                 - Unicorn opposed to capital gains tax leakage
                 - Sale of Mercury, in whole or in part
                 - High bid wins
           o  Proxy contest is expensive and time consuming
           o  Mercury will seek to sell, rather than fight




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           VI. BEAR HUG WITH PUBLIC DISCLOSURE, SHORT FUSE, FOLLOWED BY A CASH
               TENDER OR EXCHANGE OFFER

           o Bear hug letter initiates transaction on a more "friendly" basis, compared to a surprise tender offer
              o Preserves possibility of friendly negotiated transaction before unilateral tender or exchange offer

           o Bear hug letter has same specific terms and as set forth above, but:
              o Letter is importantly more aggressive, because the letter states explicitly that Unicorn is prepared to commence a unilateral tender or exchange offer, if the proposal is rejected by Mercury, in order to afford Mercury shareholders the right to decide for themselves, rather than allowing the Mercury Board to make the decision
              o Purpose is to force friendly negotiations, hopefully including some due diligence on values, to achieve a negotiated merger price and structure

           o Mercury is now "in play", and Unicorn no longer controls events and is effectively "committed" to launching unilateral tender or exchange offer




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           VII.  UNSOLICITED TENDER OFFER OR EXCHANGE OFFER, COMBINED WITH PROXY
                 CONTEST

           o If Mercury has rejected all friendly overtures, last recourse available to Unicorn is the unilateral tender or exchange offer

           o Cash tender offer is easier than exchange offer since exchange offer requires an effective registration statement, approved by the SEC, before exchange offer can be commenced
              o Public disclosure will be required when exchange offer is filed with the SEC, and SEC review period will give Mercury significant timing advantage in exploring all alternatives to Unicorn stock merger proposal

           o If bid is an exchange offer, Unicorn common stock price will likely be depressed by filing, uncertain timing of SEC clearance, offer commencement, arbitrage pressure, as well as research analyst comments on E.P.S. dilution

           o  All cash tender offer may raise credit rating issues

           o Timing of offer could be important, but poison pill gives Mercury control over timing

           o Combination of offer with proxy contest insures that shareholders can "vote" on the offer, challenging right of Mercury's Board of Directors to reject a "fair" offer




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        DECISION TREE ANALYSIS






                                        I.  Friendly/Hostile
                                        II. Strategy and Tactics





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DECISION TREE


                                   [CHART]



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DECISION TREE

Strategy and Tactics

                                    [CHART]

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        PROPOSED MERCURY MEETING AGENDA










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AGENDA FOR MERCURY MEETING

        STRATEGIC OBJECTIVES

        *       Show off Unicorn

                o       Operations Review
                o       Advanced Technology Review
                o       Premises and Infrastructure Tour
                o       Financial Review

        *       Introduce Key Executives

                o       CEO-Host and Master of Ceremonies
                o       EVP, Strategic Planning
                o       EVP, E&P Operations
                o       CFO

        *       Review Unicorn Public Data Projections and Equity Research
                Forecast

                o       Huge Cash Flow
                o       Great Financial Resources
                o       Destined to Become the Greatest Independent E&P Company

        *       Impress Guest

                o       "Blow Him Away"
                o       Effectively Recruit Him to Join Our Team
                o       Convince Him That He Should Be a Part of the Future
                o       Enlighten Him of Inevitability of Combination


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AGENDA FOR MERCURY MEETING

        TACTICAL DECISIONS

        *       How far to go, how soon, how fast?

                A.      Total High Road

                        1.      "Sell Only Mode": Sell Unicorn

                        2.      Resist temptation to talk transaction specifics

                        3.      Impress Guest, allowing him time to

                                a)      Return to Houston

                                b)      Reflect on Unicorn opportunity for
                                        Mercury

                                c)      Possibly confer with others: key
                                        directors or key management personnel

                B.      Sell Hard, and then Pop the Question

                        1. After the roadshow, lunch or dinner to suggest advancing serious pursuit of merger


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AGENDA FOR MERCURY MEETING (Cont'd)



o       Preliminary Pitch Themes:

        A.      Perfect business combination

        B.      Execute confidentiality agreements

        C.      Exchange data

        D.      Off-site due diligence review (small teams, confidential)

        E.      Preliminary discussion of terms and conditions

        F. Unicorn commitment to propose full and fair value, at a substantial premium to current market price

        G. Unicorn commitment to care for and protect all Mercury management and employees

                1. Together, select the best executives from each company for the most serious positions

                2.      No massive layoffs

                3.      Honor any and all existing contracts

                4.      Name of new Company (?)

        H.      Describe Unicorn's plans for Guest

                1.      Director of Unicorn

                2.      Vice Chairman of Unicorn

                3.      President [and CEO] of Mercury Products Subsidiary



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                           4.       New employment contract

                                    a)  Increased Base Pay

                                    b)  Bonus plan with achievable performance
                                        bogeys

                                    c)  Old stock options rolled over

                                    d)  New stock options granted

                           5. Option to live in Houston, if desired

               o  Best Dynamics

                  A.  Start with intention to follow "Total High Road"

                  B.  Guest is intrigued, and takes the bait:

                      1.  Guest asks Unicorn specific questions regarding:

                          a)  The deal

                          b)  His deal

                          c)  Protection for his people

                          d)  Maybe even Unicorn's preliminary price range





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EXHIBITS - UPDATED VALUATION





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